UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2012

AMERICAN DENTAL PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-23363	04-3297858
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (781) 224-0880

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On February 9, 2012, American Dental Partners, Inc., a Delaware corporation (the “Company”), completed its merger (the “Merger”) with JLL Crown Merger Sub, Inc. (“Merger Sub”), an indirect subsidiary of JLL Crown Holdings, LLC (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of November 4, 2011 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. As a result of the Merger, the Company is now owned by a subsidiary of Parent. Parent is controlled by an affiliate of JLL Partners, Inc. (“JLL Partners”).

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

1.	Credit Facility

Overview

On February 9, 2012, in connection with the Merger, Merger Sub, the Company and ADPI Holdings, Inc., a Delaware corporation (“Holdings”), entered into a credit agreement (the “Credit Agreement”), and related security and other agreements, with the lenders party thereto, KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”), and the other agents named therein, that provides for a $205 million term loan facility (any loans thereunder, the “Initial Term Loans”) with a term of six years and a $36 million revolving credit facility (any commitments thereunder, the “Revolving Commitments,” any loans thereunder, the “Revolving Loans,” and any such Revolving Loans, together with the Initial Term Loans, the “Loans”) with a term of five years. The Company is the borrower of the Loans under the credit facility.

Interest Rate and Fees

Loans bear interest at a rate equal to an applicable margin, plus, at the Company’s option, either (i) a Eurodollar rate or (ii) a base rate equal to the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest publicly quoted from time to time by the Wall Street Journal as the U.S. “Prime Rate” and (c) the one-month Eurodollar rate plus 1% subject, in each case, to certain applicable interest rate floors. The applicable margin with respect to Eurodollar borrowings is 5.75% and with respect to base rate borrowings is 4.75%.

Prepayments

The Credit Agreement requires the Company to prepay outstanding Loans, subject to certain exceptions, with, among other things:

•

Commencing with the Company’s fiscal year ending December 31, 2012, 50% (which percentage will be reduced to 0% if the Company’s leverage ratio is 2.50x or less) of the Company’s annual excess cash flow (excluding the Company’s excess cash flow for the fiscal quarter ending March 31, 2012);

•	100% of the net cash proceeds of certain casualty events;

•	100% of the net cash proceeds of certain nonordinary course asset sales or other dispositions of property of the Company, subject to the Company’s right to reinvest the proceeds; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the debt permitted under the Credit Agreement.

The Company may voluntarily repay outstanding Term Loans at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans and in connection with repricing transactions on or prior to the first anniversary of the closing date. Voluntary prepayments will be applied to the class or classes of Term Loans as the Company may specify. In the event any Initial Term Loans are so voluntarily repaid prior to the first anniversary of the closing date or any amendment is made to the Credit Agreement, in each case in connection with certain repricing transactions, the Company must pay a prepayment premium equal to 1.00% of the amount of Initial Term Loans being prepaid or 1.00% of the amount of Initial Term Loans outstanding prior to such repricing amendment, as applicable.

Amortization

The Initial Term Loans will amortize in quarterly installments commencing (i) March 31, 2012 and ending December 31, 2013 in aggregate annual amounts equal to 1.50% of the original funded principal amount of Term Loans, (ii) March 31, 2014 and ending December 31, 2015 in aggregate annual amounts equal to 3.00% of the original funded principal amount of Term Loans and (iii) March 31, 2016 and ending December 31, 2017 in aggregate annual amounts equal to 4.50% of the original funded principal amount of Term Loans, with the balance of the Initial Term Loans being payable on the final maturity date.

Guarantee and Security

Pursuant to a Guaranty, dated as of February 9, 2012, among Holdings, the Subsidiary Guarantors and the Administrative Agent (the “Guaranty”), all obligations under the Credit Agreement are unconditionally guaranteed by certain existing and future, direct and indirect, domestic subsidiaries of the Company, subject to certain exceptions, including, any applicable legal, regulatory or contractual constraints and to the requirement that such guarantee will not cause adverse tax consequences and the costs of providing such guarantee are not excessive in view of the benefits obtained therefrom.

Pursuant to a Pledge and Security Agreement, dated as of February 9, 2012, among Merger Sub, the Company, Holdings, the Subsidiary Guarantors and the Administrative Agent (the “Pledge and Security Agreement”), all obligations under the Credit Agreement, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by a perfected lien on substantially all present and future assets of the Company and of each guarantor, subject to certain exclusions (such exclusions to include (i) any fee-owned real property with a fair market value as of the later of (x) the closing date and (y) the date such property is acquired for less than $2.5 million, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) leasehold interests, (iv) letters of credit and letters of credit rights not constituting supporting obligations, and commercial tort claims in an amount less than $2.5 million, (v) assets, rights and properties over which the granting or perfecting of security interests in such assets, rights or properties would be prohibited by contract, applicable law (or if applicable law creates a material risk of tax or other liability as reasonably determined by the Company) or regulation, but only so long as such restriction remains in effect, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement, cause the acceleration of the termination thereof or create a right of termination in favor of any other party thereto (other than Holdings, the Company or any Subsidiary Guarantor) after giving effect to the applicable antiassignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (vii) any “intent-to-use” trademark applications, (viii) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby (as reasonably determined in the Administrative Agent’s discretion), (ix) in excess of 65% of the voting capital stock of any foreign subsidiaries or foreign holding companies (to the extent relating to equity interests set forth above) or any capital stock of indirect foreign subsidiaries and domestic subsidiaries deemed to be “controlled foreign corporations” in accordance with the provisions of the Internal Revenue Code and (x) the equity interests and assets of any excluded subsidiary.

Certain Covenants and Events of Default

The Credit Agreement contains a number of covenants that, among other things, limit or restrict, subject to certain exceptions, the ability of the Company and certain of its subsidiaries to:

•	change its lines of business;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	create liens;

•	incur additional indebtedness;

•	make investments, loans or advances;

•	pay dividends and distributions or repurchase its own capital stock;

•	prepay certain indebtedness;

•	make capital expenditures;

•	engage in certain transactions with affiliates;

•	amend agreements governing certain subordinated indebtedness and the organizational documents of Holdings, the Company and certain of its subsidiaries; and

•	change its fiscal year.

The Credit Agreement also requires that the Company be in compliance on certain dates with certain leverage ratios and fixed charge coverage ratios, in each case with respect to certain applicable testing periods.

In addition, the Credit Agreement contains a customary “holding company” covenant that restricts Holdings’ ability to take certain actions.

The Credit Agreement also contains certain customary additional affirmative covenants, representations and warranties, indemnification provisions and events of default, including upon a change of control.

Certain Relationships

Certain lenders under the Credit Agreement and their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. Affiliates of one or more of such lenders act as lenders and/or agents under, and as a consideration therefor received customary fees and expenses in connection with, the Credit Agreement. Following the consummation of the Merger and the related transactions, certain affiliates of certain lenders indirectly own ownership interests of the Company. Those affiliates may assign all or a portion of their interests to other affiliates of the lenders.

The foregoing summary of the Credit Agreement, Guaranty, Pledge and Security Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2.	Management Services Agreement and Indemnification Agreement

On February 9, 2012, in connection with the Merger, JLL Partners entered into a management services agreement with the Company and Holdings (the “Management Agreement”), pursuant to which JLL Partners will provide management, consulting, financial and other advisory services to the Company and its divisions, subsidiaries, parent entities and controlled affiliates. Pursuant to the Management Agreement, JLL Partners is entitled to receive certain fees and reimbursement of reasonable out-of-pocket expenses incurred in connection with the provision of services provided thereunder. The Management Agreement will terminate on the earlier of (i) February 9, 2022 and (ii) the occurrence of a change of control. On February 9, 2012, JLL Partners also entered into an indemnification agreement with the Company, Holdings and Parent (the “Indemnification Agreement”). The Indemnification Agreement contains customary exculpation and indemnification provisions in favor of JLL Partners and its affiliates.

Item 1.02. Termination of a Material Definitive Agreement.

1.	Prior Credit Facility

On February 9, 2012, in connection with the Merger, the Company repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment under the Credit Agreement, dated as of May 7, 2010 (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed August 5, 2010), as amended by that certain First Amendment to Credit Agreement, dated as of May 12, 2011 (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed August 9, 2011) by and among the Company, the Subsidiaries of the Company from time to time party thereto as subsidiary guarantors, each lender from time to time party thereto and Bank of America, N.A., a national banking association, in its capacity as administrative agent for itself and the other lenders, and as the letter of credit issuer and the swing line lender (the “Prior Credit Facility”) and terminated the Prior Credit Facility. No penalties were due in connection with such repayments. The remaining obligations of the Company under the Prior Credit Facility generally are limited to certain remaining contingent indemnification obligations under such facility. Interest rates for borrowings under the Prior Credit Facility were based on market rates. Borrowings under the credit agreement governing the Prior Credit Facility bore interest, at the Company’s option, at the administrative agent’s base rate from time to time or the applicable LIBOR rate plus an applicable percentage depending upon the Company’s Leverage Ratio (as defined in the credit agreement governing the Prior Credit Facility). The credit agreement governing the Prior Credit Facility contained customary covenants and also contained customary events of default.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Section 1 of Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Section 3 – Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified The NASDAQ Global Select Market (the “NASDAQ”) on February 9, 2012 that each outstanding share of common stock, par value $.01 per share, of the Company (the “Common Stock”) was cancelled and automatically converted into the right to receive $19.00 per share in cash, without interest (except for (i) shares owned by Parent, Merger Sub or the Company and (ii) shares owned by stockholders who have properly demanded appraisal rights) and requested that the NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Common Stock are no longer listed on the NASDAQ.

Item 3.03. Material Modification to Rights of Security Holders.

In connection with the Merger, on February 9, 2012 each share of Common Stock (except for (i) shares owned by Parent, Merger Sub or the Company and (ii) shares owned by stockholders who have properly demanded appraisal rights) was converted into the right to receive $19.00 per share in cash, without interest.

Section 5 – Corporate Governance and Management

Item 5.01. Changes in Control of Registrant.

On February 9, 2012, pursuant to the terms of the Merger Agreement, the acquisition of the Company through the merger of Merger Sub with and into the Company was consummated. As a result of the Merger, the Company became an indirect subsidiary of Parent. Parent is owned by funds advised by affiliates of JLL Partners and certain other investors (the “Investors”). The total consideration paid was approximately $392 million, which amount was funded by equity financing from the Investors and by the new credit facility described in Item 1.01 above.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

1.	Amendment to Amended and Restated Employment and Non-Competition Agreement with Gregory A. Serrao

On February 9, 2012 the Company entered into a letter agreement with Gregory A. Serrao which amends the Amended and Restated Employment and Non-Competition Agreement between the Company and Mr. Serrao, effective January 2, 2001, as amended by the First Amendment, dated January 1, 2009, and as further amended by the Second Amendment dated October 31, 2011 (the “Serrao Agreement”) to reflect certain changes to Mr. Serrao’s employment relationship following the Merger. The agreement provides, among other things, that (i) Mr. Serrao waives any rights to assert a “good reason” (as defined in the Serrao Agreement) resignation as a result of the Merger, (ii) Mr. Serrao no longer serves as the Chairman of the Board of the Company (but retains the title of President and Chief Executive Officer) and waives any right to assert a “good reason” resignation as a result of such change in title, and (iii) the definition of “good reason” under the Serrao Agreement includes the relocation of Mr. Serrao’s principal business location more than fifty (50) miles from its current location. In addition, in the event of Mr. Serrao’s termination of employment without “cause” (as defined in the Serrao Agreement), he will receive, in addition to any other payments he is entitled to under the Serrao Agreement, an additional payment in an amount equal to the full amount of the annual bonus that otherwise could have been payable to him for the year of termination, which amount will be paid in twelve consecutive equal monthly installments.

2.	Employment Agreements with Breht Feigh and Michael Vaughan

On February 9, 2012 the Company entered into substantially similar employment agreements with Breht Feigh and Michael Vaughan (the “Employment Agreements”), each having a four-year term, subject to automatic annual extension at the end of the four-year term absent written notice of non-extension. Pursuant to the Employment Agreements, Messrs. Feigh and Vaughan will serve as the Executive Vice President and Chief Financial Officer of the Company and the Executive Vice President and Chief Operating Officer of the Company, respectively, and receive base salaries of $277,000 and $293,500, respectively. Messrs. Feigh and Vaughan are each eligible to receive a target annual bonus of 80% of their respective base salary, subject to the achievement of annual Company and individual performance goals for each fiscal year. In the event of certain terminations of employment prior to the expiration of the term, the Employment Agreements provide that Messrs. Feigh and Vaughan are entitled to receive, subject to execution and delivery of a general release in favor of the Company, severance benefits (including continuation of base salary and health coverage premium costs) for a one-year period following the termination of employment.

In connection with the Employment Agreements, the Company entered into Confidentiality, Non-Interference, and Invention Assignment Agreements (the “Confidentiality Agreements”) with each of Messrs. Feigh and Vaughan dated as of February 9, 2012. While employed by the Company and continuing for a one-year period following any termination of employment, Messrs. Feigh and Vaughan will be bound by covenants not to compete, not to solicit any current or prospective clients, and not to hire away employees or consultants of the Company. The Confidentiality Agreements also contain covenants not to disclose confidential information and not to disparage the Company, as well as intellectual property and ownership assignment provisions.

3.	Resignation of Directors; Appointment of Directors

Consistent with the terms of the Merger Agreement, each of Fay Donohue, Robert E. Hunter, David E. Milbrath, Gerard M. Moufflet, Lonnie H. Norris, Derril W. Reeves, Steven J. Semmelmayer and Gregory Serrao resigned from the Board of Directors of the Company on February 9, 2012 and have been replaced.

Effective February 9, 2012, the members of the Company’s new Board of Directors are Daniel Agroskin, Ramsey Frank, Michel Lagarde, Paul Levy and Gregory Serrao. Each Director is to serve in accordance with the Amended and Restated By-Laws of the Company, until his successor is elected and qualified or until his earlier resignation or removal.

Item 5.03. Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

In connection with the consummation of the Merger, the Company’s Certificate of Incorporation was amended and restated, effective February 9, 2012, so that it reads in the form attached as an exhibit to the Merger Agreement. A copy of the Company’s Restated Certificate of Incorporation is attached as Exhibit 3.1(a) to this Current Report on Form 8-K and is incorporated herein by reference. Following the effective time of the Merger, effective February 9, 2012, the Company’s Certificate of Incorporation was further amended and restated to reduce the number of authorized shares. A copy of the Company’s Amended and Restated Certificate of Incorporation is attached as Exhibit 3.1(b) to this Current Report on Form 8-K and is incorporated herein by reference.

Further in connection with the consummation of the Merger, the Company’s By-laws were amended and restated, effective February 9, 2012, so that they read in their entirety as the By-laws of Merger Sub read immediately prior to the closing of the Merger in accordance with the Merger Agreement. A copy of the Company’s Amended and Restated By-laws is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1(a)	Restated Certificate of Incorporation of American Dental Partners, Inc.

3.1(b)	Amended and Restated Certificate of Incorporation of American Dental Partners, Inc.

3.2	Second Amended and Restated By-laws of American Dental Partners, Inc.

10.1	Credit Agreement, dated as of February 9, 2012, among, prior to the merger, JLL Crown Merger Sub, Inc. as the initial borrower, and after consummation of the Merger, American Dental Partners, Inc. as the Borrower, ADPI Holdings, Inc., the lenders from time to time party thereto, KeyBank National Association, as Administrative Agent, as Swing Line Lender and LC Issuer, KeyBank National Association, CIT Capital Securities LLC and NXT Capital, LLC as joint lead arrangers, KeyBank National Association, CIT Capital Securities LLC and NXT Capital, LLC as Joint Bookrunners, and CIT Healthcare and NXT Capital, LLC as co-syndication agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Breht T. Feigh
Name: Breht T. Feigh
Title: Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)

Date: February 13, 2012

INDEX OF EXHIBITS

Exhibit No.	Description

3.1(a)	Restated Certificate of Incorporation of American Dental Partners, Inc.

3.1(b)	Amended and Restated Certificate of Incorporation of American Dental Partners, Inc.

3.2	Second Amended and Restated By-laws of American Dental Partners, Inc.

10.1	Credit Agreement, dated as of February 9, 2012, among, prior to the merger, JLL Crown Merger Sub, Inc. as the initial borrower, and after consummation of the Merger, American Dental Partners, Inc. as the Borrower, ADPI Holdings, Inc., the lenders from time to time party thereto, KeyBank National Association, as Administrative Agent, as Swing Line Lender and LC Issuer, KeyBank National Association, CIT Capital Securities LLC and NXT Capital, LLC as joint lead arrangers, KeyBank National Association, CIT Capital Securities LLC and NXT Capital, LLC as Joint Bookrunners, and CIT Healthcare and NXT Capital, LLC as co-syndication agents.